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                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                                      20549



                                 CURRENT REPORT

                       Pursuant to Section 13 or 15[d] of
                       The Securities Exchange Act of 1934



       DATE OF REPORT [Date of earliest event reported]: September 1, 1998
                                                         -----------------



                           LASER VISION CENTERS, INC.
               [Exact name of Issuer as specified in its charter]


Delaware                       1-10629                   43-1530063
[State or other                [Commission               [IRS Employer
jurisdiction of                File Number]              Identification
incorporation]                                           Number]



                      540 Maryville Centre Drive, Suite 200
                            St. Louis, Missouri 63141
                    [Address of principal Executive Offices]




                    Issuer's telephone number: [314] 434-6900

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                                    FORM 8-K


ITEM 5. OTHER EVENTS

        On September 1, 1998, the Company closed on the acquisition of Refractive Surgical Resources, Inc. (RSR), a privately held Minneapolis based provider of mobile microkeratome access. The Company acquired 100% of the stock of RSR for $1 million in cash and $2.3 million in notes payable/future payments (of which $1.1 million is due within one year). Richard L. Lindstrom, M.D., one of the Company's outside directors, held a minority ownership position of less than 7% in RSR.

        The microkeratome is a microsurgical device used in conjunction with the excimer laser to perform laser in situ keratomileusis (LASIK) procedures. RSR is the world's largest provider of access to the microkeratome technology and the Company's clients currently account for more than half of RSR's capacity. Nearly 90% of the eye surgeries performed on the Company's lasers during its last quarter involved LASIK procedures. The acquisition complements the Company's existing refractive surgery business and will be integrated with the Company's existing field operations. The acquisition will be accounted for as a purchase and about 95% of the purchase cost will be recorded as goodwill and amortized over 15 years. For the fiscal year ended April 30, 1998, RSR revenues were $1.7 million and assets, which consisted primarily of microkeratome equipment and current assets, over $1.3 million.


        On September 1, 1998, Jim Wachtman was named President and Chief Operating Officer of the Company. Mr. Wachtman was formerly the Executive Vice President and Chief Operating Officer of the Company. He will continue to report to John J. Klobnak, Chairman and Chief Executive Officer. In conjunction with the acquisition of RSR, Nick Curtis, President of RSR, has been named a Vice President of the Company and will report to Mr. Wachtman.

        On September 2, 1998, the Company issued a press release pertaining to these matters; a copy of that press release is attached hereto as an exhibit.

ITEM 7(c).  LIST OF EXHIBITS FILED

99.1    Press Release


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FORM 8-K



                                 SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            LASER VISION CENTERS, INC.



                                            BY:  /s/  John J. Klobnak
                                                 ------------------------------
                                                      John J. Klobnak
                                                      Chief Executive Officer

Date:  September 8, 1998









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